EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. ______) of NeuLion, Inc. (the “Company”) to be filed on or about June 6, 2016 of our reports dated March 2, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, which reports were included in the Annual Report on Form 10-K filed March 3, 2016.

/s/ EISNERAMPER LLP

New York, New York
June 6, 2016